Weyerhaeuser Investor Relations
Weyerhaeuser completes sale of printing papers business to an affiliate of One Rock Capital Partners

Nov 1, 2016

SEATTLE, Nov. 1, 2016 /PRNewswire/ -- Weyerhaeuser Company (NYSE: WY) today announced the completion of the sale of North Pacific Paper Company ("NORPAC"), the company's printing papers business, to an affiliate of One Rock Capital Partners, LLC.

The transaction includes the printing papers mill located in Longview, Wash.

Weyerhaeuser expects to use a substantial portion of the after-tax proceeds for the repayment of debt. Terms of the sale were not disclosed.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2015, Weyerhaeuser and Plum Creek, on a combined basis, generated approximately $8.5 billion in net sales and employed nearly 14 thousand people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS
This communication contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the use of proceeds from the NORPAC transaction. These forward-looking statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed above, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. The company will not update these forward-looking statements after the date of this news release.

For more information contact:
Media  Anthony Chavez, 206-539-4406

Financial Media  Andrew Siegel, 212-355-4449

Analysts  Beth Baum, 206-539-4450

SOURCE Weyerhaeuser Company